Fourth Quarter 2007 Business Update

Exhibit 99.1

Good afternoon and welcome to Select Comfort’s fourth quarter business update.  This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation.  Today’s call was recorded for replay after the close of the financial markets on Wednesday, December 12.  The replay will remain available on our website at www.selectcomfort.com until our next update, currently planned for Wednesday, February 6, 2008.

The information in this call contains forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties which may cause actual results in future periods to differ materially from forecasted amounts.  These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC.  We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Today’s business update is based on actual business results for the 10-weeks ended Saturday, December 8th.  Importantly, there are still three weeks to go before quarter-end, so fourth quarter results are still subject to change.  My comments will address the following main points:

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First, while sales trends continued to improve through and including Black Friday, they remained below expectations and have since softened at a time when we had projected continued improvement.  Given the leverage in the business model, our current outlook is that sales and profits will fall short of our previous guidance.

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Second, we expect difficult sales trends to continue into 2008 and are adjusting costs and pricing to ensure room for continued investment in growth.  Our focus for 2008 is to stabilize profits and maximize cash generation, while selectively investing in opportunities to restore same store growth and the company’s competitive advantages.

•	Third, the underlying strength of the company’s product, business model and people reinforce our confidence in the business’ long term opportunities.

Now to add a bit more perspective:

Fourth quarter sales have proven to be more difficult than we anticipated and are now expected to result in a year over year decline.  Retail sales trends continued to improve into the Thanksgiving holiday weekend, but remained slightly negative and have since slowed.  Our consumer has responded to promotional shopping periods, such as Veterans Day and Black Friday, but traffic and sales levels have not been sustained beyond the promotional period.

Fourth Quarter 2007 Business Update – Page 2 of 2

In response to recent trends and in order to increase our flexibility to invest in growth opportunities as we develop and prove them, we are pursuing certain cost reductions and delaying some investments where appropriate.  In addition, a price increase on select models has been announced effective in January to help offset rising costs.

Our most significant growth initiative remains in marketing and re-energizing the Sleep Number brand.  Cathy Hall is now on board as Chief Marketing Officer and is bringing valuable insights to our creative development and media strategy work in process.  The new media campaign is on track for a first quarter introduction.  Another significant opportunity is our sales process and environment.  Shelly Ibach, our retail sales channel leader, is moving forward to adapt our sales team to the changing environment and to implement the benefits of our new store design, which continues to provide significant sales lift in our store remodels.

Nevertheless, we are anticipating that the challenging sales trends will continue until our growth initiatives begin to take effect or until macro economic conditions improve.  Given the volatile consumer environment and the uncertain timing of impacts related to our initiatives, we are not providing specific guidance for the fourth quarter or for 2008 at this time.

We are extremely disappointed in our operating performance this past year.  At the same time, we remain confident in our ability to return the company to sales and profit growth.  Our priorities are clear and programs and action plans have been developed.  Marketing and sales execution remain keys to our overall performance and near term conditions dictate a disciplined approach to costs and cash flow.  As we have done before, we are taking the deliberate steps required to stabilize the business and to invest selectively in the future.

This concludes today’s call.  We anticipate reporting actual fourth quarter and full year 2007 results after the close of financial markets on Wednesday, February 6, 2008.

Thank you for listening.  We appreciate your time and interest.